EXHIBIT 10.2

FORM OF EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) made as of the         day of                    , 2012, between FIRST PRIORITY FINANCIAL CORP., a Pennsylvania business corporation (the “Corporation”), FIRST PRIORITY BANK, a Pennsylvania chartered bank (the “Bank”), and STEVEN A. EHRLICH, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, the Corporation, the Bank and the Executive desire to enter into an Agreement regarding, among other things, the employment of the Executive by the Corporation and the Bank, all as hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Employment. The Corporation and the Bank each hereby employs the Executive and the Executive hereby accepts employment with the Corporation and the Bank, on the terms and conditions set forth in this Agreement.

2. Duties of Employee. The Executive will perform and discharge well and faithfully such duties as an executive officer of the Corporation and the Bank as may be assigned to him from time to time by the Chief Executive Officer of the Corporation. The Executive will be employed as President of the Corporation and as President and Chief Executive Officer of the Bank, and will hold such other titles as may be given to him from time to time by the Board of Directors of the Corporation (the “Board”) and the Board of Directors of the Bank (the “Bank Board”). During the period of his employment, the Corporation and the Bank shall use its best efforts to cause the Executive to be elected as a director to the Board and the Bank Board, respectively. The failure, at any time during the Employment Period (as defined below), of the Executive to be appointed as President of the Corporation and as President and Chief Executive Officer of the Bank and to be to be elected as a director to the Board and the Bank Board shall constitute a breach of this Agreement by the Corporation and the Bank. The Executive will devote his full time, attention and energies to the business of the Corporation and the Bank and will not, during the Employment Period (as defined in Section 3), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this Section will not be construed as preventing the Executive from (a) passively investing his personal assets, (b) acting as a member of the Board of Directors of any other corporation not in competition with the Corporation or the Bank or (c) being involved in any community, civic or similar activity serving as a member of a Board of Directors, trustee or otherwise.

3. Term of Employment. The Executive’s employment under this Agreement will be for a period (the “Employment Period”) commencing upon the date of this Agreement and ending at the end of the term of this Agreement pursuant to Section 19, unless the Executive’s employment is sooner terminated in accordance with Section 5 or one of the following provisions:

(a) Termination for Cause. The Executive’s employment under this Agreement may be terminated at any time during the Employment Period for “Cause” (as herein defined), as determined by action of the Board, upon giving written notice of such termination to the Executive at least fifteen (15) days prior to the date upon which such termination is to take effect. As used in this Agreement, “Cause” means any of the following events:

(i) the Executive is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of forty-five (45) consecutive days;

(ii) the Executive willfully and repeatedly fails to follow the lawful instructions of the Board after the Executive’s receipt of written notice of such instructions, other than a failure resulting from the Executive’s incapacity because of physical or mental illness;

(iii) a government regulatory agency recommends or orders in writing that the Corporation or the Bank terminate the employment of the Executive with the Corporation or the Bank or relieve him of his duties as such relate to the Corporation or the Bank;

(iv) the Executive has, in the reasonable opinion of the Board, committed an intentional act of fraud, embezzlement or theft in connection with the Executive’s duties in the course of his employment; or

(v) the Executive violates the covenant not to compete contained in Section 8 or the confidentiality provisions of Section 9.

Notwithstanding the foregoing, the recommendation or order of a government regulatory agency referred to in Section 3(a)(iii) will not constitute “Cause” giving the Corporation or the Bank the right to terminate this Agreement unless:

(i) Such recommendation or order results from an assessment against the Executive of a final unappealable civil monetary penalty (“tier 3”) under Section 8(i)(2)(C) of the Federal Deposit Insurance Act;

(ii) such penalty is based on a knowing or reckless (A) violation of law or regulation, (B) unsafe or unsound practice, or (C) breach of fiduciary duty;

(iii) in the case of each of (A), (B) and (C) of clause (ii) above, is either intentionally concealed by the Executive from the Board (and is not actually known by the Board), or committed by the Executive after repeated warnings by the Board or the governmental regulatory agency; and

(iv) in the case of each of (A), (B) and (C) above, results in a substantial loss to the Corporation or the Bank.

In addition, the Executive’s employment under this Agreement will not be deemed to have been terminated for “Cause” under Sections 3(a)(i) or (ii) if such termination took place solely as a result of:

(i) questionable judgment on the part of the Executive;

(ii) any act or omission believed by the Executive, in good faith, to have been in, or not opposed to, the best interests of the Corporation and the Bank; or

(iii) any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Articles of Incorporation or By-laws of the Corporation or the Bank or the directors’ and officers’ liability insurance of the Corporation or the Bank, in each case as in effect at the time of such act or omission.

If the Executive’s employment is terminated under the provisions of this subsection, then all rights of the Executive under Section 4 will cease as of the effective date of such termination.

(b) Termination Without Cause. The Executive’s employment under this Agreement may be terminated at any time during the Employment Period without “Cause” (as defined in Section 3(a)), by action of the Board, upon giving notice of such termination of the Executive at least thirty (30) days prior to the date upon which such termination is to take effect. If the Executive’s employment is terminated under the provisions of this subsection, then the Executive will be entitled to receive the compensation set forth in Section 6.

(c) Voluntary Termination, Retirement or Death. If the Executive voluntarily terminates employment without Good Reason (as defined in Section 5), retires or dies, the Executive’s employment under this Agreement will be deemed terminated as of the date of the Executive’s voluntary termination, retirement or death, and all rights of the Executive under Section 4 will cease as of the date of such termination and any benefits payable to the Executive will be determined in accordance with the pension, welfare, fringe benefit, expense reimbursement, salary deferral and insurance programs of the Corporation and the Bank then in effect.

(d) Disability. If the Executive is incapacitated by accident, sickness, or otherwise so as to render the Executive mentally or physically incapable of performing the essential duties required of the Executive under Section 2, notwithstanding reasonable accommodation, for a continuous period of six months, then, upon the expiration of such period or at any time thereafter, by action of the Board, the Executive’s employment under this Agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive’s employment is terminated under the provisions of this subsection 3(d), then all rights of the Executive under Section 4 will cease as of the last business day of the week in which such termination occurs, and the Executive will thereafter be entitled to the benefits to which he is entitled under any disability plan of the Corporation or the Bank, if any, in which he is then a participant.

4. Employment Period Compensation and Related Matters.

(a) Base Salary. For services performed by the Executive under this Agreement, the Bank will pay the Executive a Base Salary, in the aggregate, during the Employment Period, at the annualized rate of $200,000, payable at the same times as salaries are payable to other executive employees of the Bank. The Board or the Bank Board may, from time to time, increase (but not decrease) the Executive’s Base Salary, and any and all such increases will be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by the Board or the Bank Board in the resolutions authorizing such increases.

(b) Bonus. For services performed by the Executive under this Agreement, the Corporation or the Bank will pay the Executive a bonus, annually during the Employment Period, in such amounts (if any) and at such times as is provided in such incentive plan(s) as may be approved by the Board or the Bank Board and in effect from time to time. In addition, the Bank may from time to time, pay such other bonus or bonuses to the Executive as the Bank, in its sole discretion, deems appropriate. The payment of any such bonuses will not reduce or otherwise effect any other obligation of the Bank to the Executive provided for in this Agreement.

(c) Pension and Welfare Benefits. The Bank will provide the Executive, during the Employment Period, with pension and welfare benefits (within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) in the aggregate not less favorable than those received by other employees of the Bank.

(d) Fringe Benefits.

(i) In General. Except as otherwise provided in this subsection, the Bank will provide the Executive, during the Employment Period, with such fringe benefits as may be provided generally from time to time for other executives similarly situated in status with the Executive.

(ii) Vacation. The Executive will be entitled to not less than five weeks of vacation per calendar year, plus one additional day for each five years of service with the Bank or its predecessor. The right to carry over unused vacation days will be subject to the executive personnel policies of the Bank from time to time in effect.

(iii) Automobile. At the option of the Executive, the Bank will provide the Executive with the exclusive use of a purchased or leased automobile or an automobile allowance. The make and model of such automobile or the amount of the allowance will be reasonably consistent with the Executive’s position with the Corporation and the Bank. The Bank shall pay for all expenses related to the automobile, including insurance coverage, repairs, maintenance and other operating and incidental expenses, including license, fuel and oil. The Bank shall provide the Executive with a replacement automobile at approximately the time the Executive’s automobile reaches three years of age or 50,000 miles, whichever is first, and approximately every three years or 50,000 miles thereafter, upon the same terms and conditions.

(iv) Stock Based Incentives. During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by the Board under the Corporation’s stock based incentive plans and as are consistent with Executive’s responsibilities and performance.

(v) Life Insurance. In addition to the life insurance coverage to which the Executive may be entitled from time to time under the Bank’s life insurance plan, the Bank will provide the Executive with supplemental life insurance coverage in the amount (if any) required to ensure a minimum death benefit of not less than $1,000,000. The Executive shall be the owner of any such supplemental life insurance policy.

(vi) Disability Coverage. In addition to the disability coverage to which the Executive may be entitled from time to time under the Bank’s disability plan, the Bank will provide the Executive with such additional monthly disability insurance coverage (if any) as may be necessary to ensure a minimum level of coverage of the greater of (A) 50% of his monthly base salary, or (B) $6,000 per month.

(e) Expense Reimbursement. The Executive will be entitled to reimbursement of all reasonable business expenses incurred by him in the discharge of his duties hereunder, or otherwise in furtherance of the business of the Bank, including without limitation reasonable expenses related to maintaining a full membership at a country club mutually agreed to by Executive and the Board of Directors of the Bank, provided he renders an accounting of such expenses in such manner as may be required from time to time for employees generally.

(f) Salary Deferral. The Executive may request that the payment of any portion of his base salary and/or bonus for any calendar year be deferred. Such request must be made in writing to the Bank before the beginning of such calendar year and must include the period of deferral requested by the Executive (the “Deferral Period”). If the Board of Directors of the Bank approve such request, the Executive will be entitled to receive, at the end of the Deferral Period, the deferred portion of his base salary and/or bonus plus interest at a compounded rate to be determined each year by the Board of Directors of the Bank. Any salary and/or bonus which is deferred as described herein will be credited to an account on the books of the Bank established in the name of the Executive. However, this account will not be funded, and the Bank will not be deemed to be a trustee for the Executive with respect to any deferred amount. The liabilities of the Bank to the Executive hereunder are those of a debtor pursuant to such contractual obligations as are created by this Agreement and Executive’s status with respect to his deferred compensation shall be that of a general unsecured creditor of the Bank. No liabilities of the Bank which arise under this subsection will be deemed to be secured by any pledge or other encumbrance on any property of the Bank or of the Bank. The Bank will not be required to segregate any funds representing such deferred amounts, and nothing herein will be construed as providing for such segregation.

5. Resignation of the Executive for Good Reason.

(a) Events Giving Right to Terminate for Good Reason. The Executive may resign for Good Reason (as herein defined) at any time during the Employment Period, as hereinafter set forth. As used in this Agreement, the term “Good Reason” means any of the following:

(i) any reduction in title or a material change in the Executive’s responsibilities or authority which are inconsistent with, or the assignment to the Executive of duties inconsistent with the Executive’s position as President of the Corporation and as President and Chief Executive Officer of the Bank.

(ii) any reassignment of the Executive to a principal office which is more than 25 miles from the location of the Executive’s office as of the date of this agreement.

(iii) any reduction in the Executive’s annual Base Salary as in effect on the date hereof or as the same may be increased from time to time;

(iv) Any failure by the Corporation or the Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension or welfare plans (as such terms are defined in ERISA Section 3) of the Corporation or the Bank in which the Executive is participating on the date of this Agreement, or the taking of any action that would materially reduce any of such benefits, unless the change is part of a change applicable in each case to employees generally; or

(v) any removal of the Executive from office except for any termination of the Executive’s employment under the provisions of Section 3(a) or (d);

(vi) any material breach of this Agreement by the Corporation or the Bank, coupled with the failure to cure the same within 30 days after receipt of a written notice of such breach from the Executive.

(b) Notice of Termination. At the option of the Executive, exercisable by the Executive within 90 days after the occurrence of the event constituting Good Reason, the Executive may resign from employment under this Agreement by a notice in writing (the “Notice of Termination”) delivered to the Corporation and the provisions of Section 6 will thereupon apply.

(c) Special Right of Termination. Notwithstanding anything herein to the contrary, but subject to the provisions of Section 3(a), from the occurrence of the Change in Control event until the end of the one-year period following the consummation of the Change in Control (as defined below), the Executive may terminate his employment for any or no reason by delivering a Notice of Termination, to the Corporation, specifying that the Notice is being given pursuant to this Section 5(c); and such termination will be deemed for all purposes to constitute a resignation for Good Reason. In such event, the Executive will be entitled to the payments and benefits described in Section 6.

(d) Change in Control Defined. For purposes of this Agreement, the term “Change in Control” means any of the following:

(i) any “person” (as such term is used in Sections 13 (d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), other than the Corporation or the Bank, a subsidiary of the Corporation or the Bank, an employee benefit plan of the Corporation or the Bank or of a subsidiary of the Corporation or the Bank (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Corporation or the Bank representing more than 20% of the combined voting power of the Corporation’s or the Bank’s then outstanding securities;

(ii) the occurrence of a sale of all or substantially all of the assets of the Corporation or the Bank to an entity which is not a direct or indirect subsidiary of the Corporation or the Bank;

(iii) the occurrence of a reorganization, merger, consolidation or similar transaction involving the Corporation or the Bank, unless (A) the shareholders of the Corporation or the Bank immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of the Corporation or the Bank immediately prior to the consummation of such transaction will initially represent a majority of the directors of the surviving or resulting corporation; or

(iv) any other event which is at any time irrevocably designated as a “Change in Control” for purposes of this Agreement by resolution adopted by a majority of the directors of the Corporation or the Bank.

6. Rights in Event of Certain Termination of Employment. In the event that during the term of this Agreement as established pursuant to Section 19 the Executive resigns from employment for Good Reason, by delivery of a Notice of Termination or other permitted notice to the Corporation, or the Executive’s employment is terminated by the Corporation or the Bank without Cause, and provided the Executive executes, and does not revoke, a complete release agreement in the form attached as Exhibit A, Executive will be entitled to receive the amounts and benefits set forth in this section.

(a) Basic Payments. The Executive will be paid an amount equal to three times the sum of (i) the highest annualized Base Salary paid to him during the year of termination or the immediately preceding two calendar years, and (ii) the highest bonus paid to him with respect to one of the three calendar years immediately preceding the year of termination. Except in the case of termination of employment in connection with a Change in Control pursuant to Section 5(c) hereof, such amount will be paid to the Executive in twelve equal monthly installments. In the case of a termination of Employment in connection with a Change in Control pursuant to Section 5(c) hereof, such amount will be paid to the Executive in one lump-sum payment within 30 days following the date of termination of employment.

(b) Supplemental Payment in Lieu of Certain Benefits. In lieu of continued pension, welfare and other benefits, a lump sum cash payment of 30% of Base Salary will be paid to the Executive within 30 days following the date of termination of employment.

(c) Excise Tax Matters in General. In the event that the amounts and benefits payable under this section, when added to other amounts and benefits which may become payable to the Executive by the Corporation or the Bank, are such that he becomes subject to the excise tax provisions of Code Section 4999, the Corporation or the Bank will pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive will be deemed to be subject to the highest marginal federal, state and local tax rates. All calculations required to be made under this subsection will be made by the Corporation’s independent certified public accountants, subject to the right of Executive’s representative to review the same. All such amounts required to be paid will be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled will be paid or reimbursed no later than 15 days following confirmation of such amount by the Corporation’s accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274A for the period of time such erroneous amount remain outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(d) Limited Restriction on Payments and Benefits to Avoid Excise Tax. Notwithstanding the provision of Subsection (c), if (i) it is determined that the payments to be provided to the Executive hereunder would subject him to the excise tax provisions of Code Section 4999, but (ii) a 5% reduction (as determined pursuant to the provisions of Code Section 28OG) of such payments would result in no such excise tax being owed, then such payments will be reduced or eliminated by the smallest amount necessary to avoid the imposition of such excise tax.

7. Expiration of Agreement. In the event this Agreement expires by its terms in accordance with the provisions of Section 19(a) and the Executive’s employment thereafter voluntarily or involuntarily terminates prior to the attainment of age 65 and other than for Cause, the Corporation or the Bank will pay or cause to be paid to him, in one lump sum within 30 days following termination, an amount equal to 1.5 times the sum of the amounts described in Clauses (i) and (ii) of Section 6(a).

8. Covenant Not to Compete.

(a) The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Subsection (c), the Executive will not:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of, any person, firm, corporation, or enterprise engaged, in (A) the banking, or financial service industry, or (B) any other activity in which the Corporation or the Bank or any of their subsidiaries is engaged during the Employment Period, in either case (A) or (B), in any county in which, at any time during the Employment Period or at the date of termination of the Executive’s employment, a branch, office or other facility of the Corporation or the Bank or any of their subsidiaries is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the “Non- Competition Area”); and

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (A) the banking or financial services industry, or (B) any other activity in which the Corporation or the Bank or any of their subsidiaries is engaged during the Employment Period, in the Non-Competition Area.

(b) It is expressly understood and agreed that, although the Executive, the Corporation and the Bank consider the restrictions contained in Subsection (a) reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Subsection (a) is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Subsection (a) will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) The provisions of this section will be applicable commencing on the date of this Agreement and ending as follows:

(i) for a period of one year following the termination of Executive’s employment by the Corporation or the Bank Without Cause or by the Executive for Good Reason; provided, however, that this clause will not apply in the event Executive’s termination of employment occurs following a Change in Control;

(ii) one year following the termination of Executive’s employment, in the case of a voluntary termination without Good Reason; or

(iii) in all other cases, the date of Executive’s termination of employment.

9. Confidentiality.

(a) As used in this section, the term “Confidential Information” means any and all information regarding the organization, business or finances of the Corporation and the Bank or any of its subsidiaries and affiliates, including, but not limited to, any and all business plans and strategies, financial information, proposals, reports, marketing plans and information, cost information, customer information, claims history and experience data, sales volume and other sales statistics, personnel data, pricing information, concepts and ideas, information respecting existing and proposed investments and acquisitions, and information regarding customers and suppliers, but the term Confidential Information” will not include information created by the Executive or which prior to the Executive’s receipt thereof (i) was generally publicly available, or (ii) was in the Executive’s possession free of any restrictions on its use or disclosure and from a source other than the Corporation or the Bank or any of their subsidiaries or affiliates.

(b) The Executive acknowledges and agrees that his employment by the Corporation and the Bank will afford him an opportunity to acquire Confidential Information and that the misappropriation or disclosure of any Confidential Information would cause irreparable harm to the Corporation and the Bank and their subsidiaries and affiliates.

(c) During the Employment Period and for a period of one year thereafter, the Executive will not use for the benefit of anyone other than the Corporation and the Bank and its subsidiaries and affiliates or disclose any of the Confidential Information for any reason or purpose whatsoever except to authorized representatives of such business entities or as directed or authorized by the Corporation and the Bank.

(d) With respect to those items of Confidential Information which constitute trade secrets under applicable law, the Executive’s obligations of confidentiality and nondisclosure as set forth in this section will continue and survive after the one-year period as provided in Subsection (c) to the greatest extent permitted by applicable law.

(e) The Executive will not remove any records, documents, or any other tangible items (excluding the Executive’s personal property) from the premises of the Corporation or the Bank or their subsidiaries or affiliates, in either original or duplicate form, except as needed in the ordinary course of performing services hereunder.

(f) Upon termination of this Agreement, the Executive will immediately surrender to the owner thereof all documents (other than documents created by him) in his possession, custody or control embodying the Confidential Information or any part thereof and will not thereafter remove the same from the premises on which it is located.

10. Remedies. Executive acknowledges and agrees that the remedy at law for the Corporation and the Bank for a breach or threatened breach of any of the provisions of Section 8 or 9 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of Section 8 or 9, it is agreed that, in addition to the remedy at law, the Corporation and the Bank will be entitled to, without posting any bond, and the Executive agrees not to oppose any request of the Corporation or the Bank for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing herein contained will be construed as prohibiting the Corporation or the Bank from pursuing any other remedies available to them for such breach or threatened breach.

11. Arbitration. The Corporation, the Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association (“Association”) in Philadelphia, Pennsylvania, in accordance with the Individual Employment Dispute Resolution rules of the Association. The Corporation, the Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the others in accordance with the rules of the Association. The Association will designate a single arbitrator to conduct the proceeding, but the Corporation, the Bank and the Executive may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator will not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but will be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, will be final and binding upon the parties and will be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Corporation, the Bank and the Executive will be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

12. Legal Expenses. The Corporation or the Bank will pay to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he brings the action in good faith, and he prevails.

13. Indemnification. The Corporation and the Bank will indemnify the Executive, to the fullest extent permitted under Pennsylvania and federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or the Bank, or is or was serving at the request of the Corporation or the Bank as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Pennsylvania and federal law, the Corporation or the Bank will, in advance of final disposition, pay any and all expenses incurred by the Executive in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding with respect to which he may be entitled to indemnification hereunder. The Corporation or the Bank will use their best efforts to obtain insurance coverage for the Executive under a policy covering directors and officers thereof against litigation, arbitrations and other legal and regulatory proceedings; provided, however, that nothing herein is to be construed as requiring such action if the Board or the Bank Board determine that such insurance coverage cannot be obtained at commercially reasonable rates.

14. Notices. Any notice required or permitted to be given under this Agreement will be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive, in the case of notices to the Executive, and to the respective principal offices of the Corporation, in the case of notices to the Corporation or the Bank.

15. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive, and an executive officer of the Corporation and the Bank, specifically designated by the Board and the Bank Board. No waiver by any party hereto at any time or any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Assignment. This Agreement is not assignable by any party hereto, except by the Corporation or the Bank to any successor in interest to the respective businesses of the Corporation or the Bank.

17. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and, in accordance with the provisions of Section 17, supersedes any prior agreement of the parties, including, without limitation to the foregoing, the employment agreement dated August 22, 2002 between the Executive and Affinity Bank of Pennsylvania.

18. Successors: Binding Agreement.

(a) The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation or the Bank would be required to perform it if no such succession had taken place. Failure by the Corporation or the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, “the Corporation” means the Corporation as herein before defined and any successor to the business and/or assets of the Corporation as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. As used in this Agreement, “the Bank” means the Bank as herein before defined and any successor to the business and/or assets of the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or, if there is no such designee, to the Executive’s estate.

19. Termination.

(a) Unless the Executive’s employment is terminated pursuant to the provisions of Section 3 or Section 5, the term of this Agreement will be for a period commencing on the date of this Agreement and ending on the third anniversary thereof; provided, however, that this Agreement will be automatically renewed on each anniversary of the date of this Agreement for the three-year period commencing on such date and ending on the date three years after such date, unless either party gives written notice of non-renewal to the other party on or before 60 days prior to such anniversary (in which case this Agreement will continue in effect through the end of the remaining two year term of this Agreement.

(b) Any termination of the Executive’s employment under this Agreement or of the term of this Agreement will not affect the benefit, covenant not to compete and confidentiality of information provisions of Sections 6, 7, 8, 9, and 12, which shall survive any termination of employment of the term of this Agreement in full force and effect in accordance with their respective terms.

(c) Nothing herein will be construed as limiting, restricting or eliminating any rights the Executive may have under any plan, contract or arrangement to which he is a party or in which he is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which he may be entitled under a severance plan or arrangement of the Corporation or the Bank; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be correspondingly reduced in such equitable manner as the Board or the Bank Board may determine.

(d) Notwithstanding any provisions of this Agreement to the contrary, no further payments or benefits shall be paid to the Executive following the end of the term as described in subsection 19(a) above.

20. Application of Code Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b) Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c) Any payments made pursuant to Section 6, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

(d) The release agreement described in Section 6 shall be executed, if at all, and the applicable payments and benefits contingent upon the execution of such agreement shall be provided or commence being provided, if at all, within sixty (60) days following the date of termination; provided, however, that if such sixty (60) day period begins in one taxable year and ends in a second taxable year, the payments and benefits will be provided or commence being provided, if at all, in the second taxable year.

21. Effect of Participation in the Troubled Asset Relief Program Capital Purchase Program.

(a) The Corporation has entered into agreements with the U.S. Treasury Department (“Treasury”) under which the Corporation issued preferred shares (“Preferred Shares”) and other securities to Treasury as part of the Troubled Assets Relief Program Capital Purchase Program (“CPP”) established under the Emergency Economic Stabilization Act of 2008.

(b) The Emergency Economic Stabilization Act of 2008, as amended (together with all associated regulations, interpretations and guidance that are now, or may in the future be, issued, “EESA”) imposes certain restrictions on employment agreements, severance, bonus and incentive compensation, stock options and awards, and other compensation and benefit plans and arrangements (“Plans”) maintained by the Corporation and its affiliates, including the Bank, and requires that such restrictions remain in place for so long as Treasury holds any debt or equity securities issued by the Corporation. The parties hereby agree that all Plans providing benefits to the Executive shall be construed and interpreted at all times that Treasury maintains any debt or equity investment in the Corporation in a manner consistent with EESA, and all such Plans shall be deemed to have been amended as determined by the Corporation and the Bank so as to comply with the restrictions imposed by EESA. The Executive recognizes that such changes may result in the reduction or elimination of benefits otherwise provided to the Executive under this Agreement or any other Plan. In the event of such reduction or elimination of benefits, the Corporation and the Bank agree that they shall replace such benefits with substantially comparable benefits if and as permitted by EESA. Nothing in this Section 21 shall eliminate or interfere with Executive’s right to seek any benefits or payments due to Executive hereunder. Notwithstanding any other terms of this Agreement or any other Plan providing benefits to the Executive, to the extent that any provision of this Agreement or any other Plan is determined by the Bank to be subject to and not in compliance with EESA, including the timing, amount or entitlement of the Executive to any payment of severance, bonus or any other amounts, such provisions shall be interpreted and deemed to have been amended to comply with the terms of EESA. Without limiting the foregoing, any “golden parachute payment” or other severance payments due in connection with termination of the Executive’s employment with the Bank provided under this Agreement or any other Plan, as defined under Section 111 of EESA, including any benefits payable under Section 6, shall be prohibited if such termination occurs while the Preferred Shares remain outstanding and held by Treasury.

(c) While the Preferred Shares remain outstanding and held by Treasury, any action by the Board pursuant to Sections 3(a), (b) or (d) shall require a seventy-five percent (75%) vote of the Board.

(d) If Executive is involuntarily terminated from employment other than for Cause or terminates for Good Reason while the Preferred Shares remain outstanding and held by Treasury, and Executive executes and does not revoke a Release in the form attached hereto as Exhibit A, at the option of the Executive, the Corporation and the Bank hereby agree that Executive and the Corporation and the Bank shall enter into a Consulting and Noncompetition Agreement, substantially in the form set forth as Exhibit B hereto.

22. No Mitigation or Offset. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided hereunder be reduced in the event he does secure employment, except as otherwise provided herein.

23. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

24. Applicable Law. Except to the extent preempted by federal law, this Agreement will be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania. All payments made to Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with applicable laws and regulations thereunder.

25. Number. Words used herein in the singular will be construed as being used in the plural, as the context requires, and vice versa.

26. Headings. The headings of the sections and subsections of this Agreement are for convenience only and will not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

27. Effective Date; Termination of Prior Agreement. This Agreement will become effective immediately upon the execution and delivery of this Agreement by the parties hereto. Upon the execution and delivery of this Agreement, any prior agreement relating to the subject matter hereof, will be deemed automatically terminated and be of no further force or effect.

28. Withholding for Taxes. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.

29. Individual Agreement. This Agreement is an agreement solely between and among the parties hereto. It is intended to constitute a nonqualified unfunded agreement for the benefit of a key management employee and will be construed and interpreted in a manner consistent with such intention.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	FIRST PRIORITY FINANCIAL CORP.

By:
Secretary

ATTEST:	FIRST PRIORITY BANK

By:
Secretary

WITNESS:	STEVEN A. EHRLICH

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is made as of this             day of                     , 20            , by and FIRST PRIORITY FINANCIAL CORP., a Pennsylvania business corporation (the “Corporation”), FIRST PRIORITY BANK, a Pennsylvania chartered bank (the “Bank”) (together, the “Employer”), and                                         , an adult individual (“Executive”). Capitalized terms not defined in this Release Agreement shall have the meanings ascribed to them under the agreement between the Employer and the Executive, dated                     , 2012, (the “Employment Agreement”). In consideration of the mutual agreements set forth below and intending to be legally bound, the Executive and the Employer hereby agree as follows:

1. General Release.

a. In consideration of the payments and benefits required to be provided to the Executive under the Employment Agreement other than the Executive’s accrued but unpaid base compensation and any accrued but unpaid or otherwise vested benefits under any benefit or incentive plan determined at the time of the Executive’s termination of employment (such payments and benefits, the “Post-Termination Payments”) and after consultation with counsel, the Executive, for himself and on behalf of each of the Executive’s heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Employer and its affiliated companies, and each of its officers, employees, directors, shareholders, and agents (collectively, the “Releasees”) from any and all claims (including claims for attorney’s fees), actions, causes of action, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local, or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer, or director of the Employer and any of its affiliates, or the termination of the Executive’s service in any and all of such relevant capacities or (ii) the Employment Agreement; provided, however, that the release set forth in this Section shall not apply to (x) the payment and/or benefit obligations of the Employer or any of its affiliates, (collectively, the “Employer Group”) under the Employment Agreement, (y) any Claims the Executive may have under any plans or programs not covered by the Employment Agreement in which the Executive participated and under which the Executive has accrued and become entitled to a benefit, and (z) any indemnification or other rights the Executive may have under the Employment Agreement or in accordance with the governing instruments of any member of the Employer Group or under any director and officer liability insurance maintained by the Employer or any such group member with respect to liabilities arising as a result of the Executive’s service as an officer and employee of any member of the Employer Group or any predecessor thereof. Except as provided in the immediately preceding sentence, the Releasors further agree that the Post-Termination Payments shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Employer or any member of the Employer Group arising out of the Executive’s employment relationship under the Employment Agreement and the Executive’s service as an employee, officer or director of the Employer or a member of the Employer Group under the Employment Agreement or the termination thereof, as applicable.

2. Specific Release of Claims. In further consideration of the Post-Termination Payments, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have in connection with the Executive’s employment or termination of employment, arising under:

a. Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act of 1990 (“ADA”), the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993 (“FMLA”), and any similar federal, state or local laws, including without limitation, the Pennsylvania Human Relations Act, as amended and any other non-discrimination and fair employment practices laws of any state and/or locality in which the Executive works or resides, all as amended;

b. the Fair Credit Reporting Act (“FCRA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”); and

c. all common law Claims including, but not limited to, actions in tort and for breach of contract, including, without limitation, Claims for incentive payments and/or commissions, including but not limited to, Claims for incentive and/or commission payments under any Employer incentive or commission plan, Claims for severance benefits, all Claims to any non-vested ownership interest in the Employer, contractual or otherwise, including but not limited to Claims to stock or stock options.

This release applies to any and all Claims that the Executive may have relating to rights, known or unknown to him, resulting from a change in ownership control of the Employer or any member of the Employer Group, including, without limitation, rights pursuant to severance agreements, severance plans, incentive plans, equity compensation plans, or any other plan or agreement relating to the Executive’s employment.

Notwithstanding anything contained herein to the contrary, no portion of any release contained in any Section of this Release Agreement shall release the Employer or the Employer Group from any Claims the Executive may have for breach of the provisions of this Release Agreement or to enforce this Release Agreement, that arise after the date of this Release Agreement, or to challenge the validity of the Executive’s release of ADEA Claims.

By signing this Release Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Employer or his then employer in connection with his termination of employment or retirement to consult with an attorney of his choice prior to signing this Release Agreement and to have such attorney explain to the Executive the terms of this Release Agreement, including, without limitation, the terms relating to the Executive’s release of Claims arising under this Section, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release Agreement prior to its signing; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release Agreement.

3. No Assignment of Claims. The Executive represents and warrants that he has not assigned any of the Claims being released hereunder.

4. Complaints. The Executive affirms that he has not filed any complaint against any Releasee with any local, state or federal court and agrees not to do so in the future, except for Claims challenging the validity of the release of ADEA Claims. The Executive affirms further that he has not filed any claim, charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”). The Executive understands that nothing in this Release Agreement prevents him from filing a charge or complaint of unlawful employment discrimination with any Agency or assisting in or cooperating with an investigation of a charge or complaint of unlawful employment discrimination by an Agency, provided however that, the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge, complaint or proceeding and disclaim entitlement to any such relief. Furthermore, if any Agency or court has now assumed or later assumes jurisdiction of any claim, charge or complaint on the Executive’s behalf against any Releasee, the Executive will disclaim entitlement to any relief.

5. Revocation. This Release Agreement may be revoked by the Executive within the seven-day period commencing on the date the Executive signs this Release Agreement (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the parties under this Release Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Employer prior to the expiration of the Revocation Period. In the event of revocation, the Executive shall not be entitled to the Post-Termination Payments, the receipt of which is conditioned on the Executive’s execution of this Release Agreement.

6. Cooperation. The Executive agrees to cooperate with the Employer’s reasonable requests with respect to all matters arising during or related to his employment about which he has personal knowledge because of his employment with the Employer, including but not limited to all matters (formal or informal) in connection with any government investigation, internal Employer investigation, litigation (potential or ongoing), administrative, regulatory, or other proceeding which currently exists, or which may have arisen prior to or arise following the signing of this Release Agreement. Employer agrees to provide the Executive with reasonable advance notice of such requests and to accommodate Executive’s schedule. The Executive understands that the Employer agrees to reimburse Executive for his reasonable out-of-pocket expenses (not including attorney’s fees, legal costs, or lost time or opportunity) incurred in connection with such cooperation.

7. No Admission of Liability. The Executive agrees that this Release Agreement does not constitute, nor should it be construed to constitute, an admission by the Employer of any violation of federal, state, or local law, regulation, or ordinance, nor as an admission of liability under the common law or for any breach of duty the Employer owed or owes to the Executive.

8. Representations and Warranties. The Executive acknowledges and agrees that (i) he is not aware of nor has he reported any conduct by any of the Releasees that violates any federal, state, or local law, rule, or regulation, (ii) he has not been denied any rights or benefits under the Family and Medical Leave Act of 1993 (“FMLA”) or any state or local law, act, or regulation providing for family and/or medical leave or been discriminated against in any way for exercising his rights under these laws, and (iii) in connection with offering the Post-Termination Payments, the Employer has not provided to the Executive, and has no obligation to provide to the Executive, any material non-public information as defined in applicable federal securities laws, concerning the Employer.

9. Confidentiality. The Executive agrees to maintain as confidential, the terms and contents of this Release Agreement, and the contents of the negotiations and discussions resulting in this Release Agreement, except (i) as needed to obtain legal counsel, financial, or tax advice, (ii) to the extent required by federal, state, or local law or by order of court (iii) as needed to challenge the release of ADEA Claims or to participate in an Agency investigation, or (iv) as otherwise agreed to in writing by an officer of the Employer. The Executive agrees that before he seeks legal counsel or financial or tax advice, he will secure an agreement from such counsel or advisors to adhere to the same confidentiality obligations that apply to him. The Executive agrees not to discuss either the existence of or any aspect of this Release Agreement with any employee or ex-employee of the Employer.

10. Successors. This Release Agreement is for the benefit of and is binding upon the Executive and his heirs, administrators, representatives, executors, successors, beneficiaries and assigns, and is also for the benefit of the Releasees and their successors and assigns.

11. Violation. If the Executive violates Sections 1 or 2 of this Release Agreement, the Employer will be entitled to the immediate repayment of the Post-Termination Payments. The Executive agrees that repayment will not invalidate this Release Agreement and acknowledges that he will be deemed conclusively to be bound by the terms of this Release Agreement and to waive any right to seek to overturn or avoid it. If the Executive violates Sections 1 or 2 of this Release Agreement before all of the Post-Termination Payments have been provided, the Employer may discontinue any unpaid conditional payments and benefits.

12. Additional Damages Available for Violation. The Executive agrees that the Employer will maintain all rights and remedies available to it at law and in equity in the event the Executive violates any provision of this Release Agreement. These rights and remedies may include, but may not be limited to, the right to bring court action to recover all consideration paid to the Executive pursuant to this Release Agreement and any damages the Employer may suffer as a result of such a breach.

13. Entire Agreement and Amendment. This Release Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Executive’s severance benefits and waiver and release of Claims against the Employer Group and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. This Release Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties and their respective agents, assign, heirs, executors, successors, and administrators. No delay or omission by the Employer in exercising any right under this Release Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Employer on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14. Applicable Law. This Release Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles, and except as preempted by federal law. Should any provision of this Release Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release Agreement.

15. Assignment. The Executive’s rights and obligations under this Release Agreement shall inure to the Executive’s benefit and shall bind the Executive, his heirs, administrators, representatives, executors, successors, beneficiaries and assigns. the Employer’s rights and obligations under this Release Agreement shall inure to the benefit of and shall bind the Employer, its successors and assigns. The Executive may not assign this Release Agreement. the Employer may assign this Release Agreement, but it may not delegate the duty to make any payments hereunder without the Executive’s written consent, which shall not be unreasonably withheld.

16. Severability. If any provision of this Release Agreement is held unenforceable by a court of competent jurisdiction, all remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

17. Notices. Any notice required to be provided to the Executive hereunder shall be given to the Executive in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Executive at the address of record with the Employer, or at such other place as the Executive may from time-to-time designate in writing. Any notice which the Executive is required to give to the Employer hereunder shall be given in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Senior Human Resources Officer at its principal office. The dates of mailing any such notice shall be deemed to be the date of delivery thereof.

The Executive is hereby advised that the Executive has up to twenty-one (21) calendar days to review this Release Agreement and that the Executive should consult with an attorney of the Executive’s choice prior to execution of this Release Agreement.

The Executive agrees that any modifications, material or otherwise, made to this Release Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration.

Having elected to execute this Release Agreement, to fulfill the promises and to receive the Post-Termination Payments, the Executive freely and knowingly, after due consideration, enters into this Release Agreement intending to waive, settle and release all claims the Executive has or might have against the Employer.

Statement by the Executive who is signing below. By signing this Release Agreement, I acknowledge that the Employer has advised and encouraged me to consult with an attorney prior to executing this Release Agreement. I have carefully read and fully understand the provisions of this Release Agreement and have had sufficient time and opportunity (over a period of 21 days) to consult with my personal tax, financial and legal advisors prior to executing this Release Agreement, and I intend to be legally bound by its terms.

IN WITNESS WHEREOF, the Employer (on its own behalf and on behalf of the other members of the Employer Group) and the Executive, intending to be legally bound have executed this Release Agreement on the day and year first above written.

ATTEST:	FIRST PRIORITY FINANCIAL CORP.

By:
Secretary

ATTEST:	FIRST PRIORITY BANK

By:
Secretary

WITNESS:	[EXECUTIVE]

EXHIBIT B

CONSULTING AND NONCOMPETITION AGREEMENT

This CONSULTING AND NONCOMPETITION AGREEMENT (this “Agreement”) is being entered into as of as of             ,             , by and between FIRST PRIORITY FINANCIAL CORP., a Pennsylvania business corporation (the “Corporation”), FIRST PRIORITY BANK, a Pennsylvania chartered bank (the “Bank”) (together, the “Employer”), and             , an adult individual (the “Consultant”).

RECITALS:

WHEREAS, the Employer desires Consultant to provide, and Consultant desires to provide the services described herein subject to the terms and conditions set forth below:

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Consultancy. During the period beginning on the date on which Consultant’s employment with the Employer is terminated (the “Termination Date”) and for a period of thirty-six (36) months thereafter (the “Consulting Period”), the Consultant shall undertake to provide his personal advice and counsel to the Employer and its subsidiaries and affiliates in connection with the business of the Employer and its subsidiaries, including, but not limited to:

(a) providing continued services in the same manner as when he was employed on a permanent basis as necessary to ensure a proper transition of his former job function to his replacement;

(b) consulting with the Employer regarding the operations and customer relationships of the Employer and its subsidiaries;

(c) providing introductions to customers and providing personal services similar to those the Consultant is currently providing the Employer;

(collectively the “Consulting Services”), subject to the terms and conditions which are set forth herein. The Consultant shall provide such Consulting Services as may be requested from time to time by the Chief Executive Officer of the Employer. During the Consulting Period, the Consultant shall be available to devote up to 25 hours per week of his business time, attention, skills and efforts (other than during holidays, vacations (of which at least five (5) weeks will be permitted) and periods of illness) to the business and affairs of the Employer and its subsidiaries and affiliates and shall use his reasonable efforts to promote the interests of the Employer and its subsidiaries and affiliates. Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as reasonably determined by the Employer and the Consultant. The Consultant shall be available for meetings at the principal executive offices of the Employer at such times as the Employer shall reasonably require.

(d) During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of the Employer or any subsidiary or affiliate of the Employer.

2. Non-Disclosure of Confidential Information. Except in the course of performing the Consulting Services hereunder, and in the pursuit of the business of the Employer or any of its affiliates, the Consultant shall not, except as required by law, at any time during or following the Consulting Period, disclose or use any confidential information or proprietary data of the Employer or any of its affiliates or predecessors, unless such confidential information or proprietary data become publicly known through no fault of the Consultant. Without limiting the generality of the foregoing, the Consultant agrees that all information concerning the identity of the customers of the Employer and its affiliates and the relations of such entities with their customers is confidential information. This Section 2 shall survive the termination or expiration of the Consulting Period.

3. Non-Competition Provisions.

(a) The Consultant hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the Consulting Period, the Consultant will not:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of, any person, firm, corporation, or enterprise engaged, in (A) the banking, or financial service industry, or (B) any other activity in which the Corporation or the Bank or any of their subsidiaries is engaged during the Consulting Period, in either case (A) or (B), in any county in which, at any time during the Consultant’s prior employment with the Employer or during the Consulting Period, a branch, office or other facility of the Corporation or the Bank or any of their subsidiaries is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the “Non- Competition Area”); and

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (A) the banking or financial services industry, or (B) any other activity in which the Corporation or the Bank or any of their subsidiaries was engaged during the Consultant’s prior employment with the Employer or during the Consulting Period, in the Non-Competition Area.

(b) It is expressly understood and agreed that, although the Consultant, the Corporation and the Bank consider the restrictions contained in Subsection (a) reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Subsection (a) is an unreasonable or otherwise unenforceable restriction against the Consultant, the provisions of Subsection (a) will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

4. Compensation. In consideration of the obligations and commitments of the Consultant under this Agreement, including Sections 1, 2 and 3 hereof, the Employer shall pay to the Consultant thirty-six equal installment payments in amounts equal to [one-twelfth of (A) then current annual base salary plus highest bonus with respect to one of the three prior calendar years plus 30% of annual base salary] per month on the last business day of each month during the Consulting Period.

5. Successors and Assigns.

(a) During the Consulting Period, the Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to the Consultant, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place. Any failure of the Employer to obtain such agreement prior to the effectiveness of any such succession or assignment during this twelve-month period shall be a material breach of this Agreement.

(b) This Agreement and all rights of the Consultant shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives, estate, executors, administrators, heirs and beneficiaries. In the event of the Consultant’s death, any amounts accrued and unpaid through the date of death shall be paid to the Consultant’s estate, heirs and representatives. Except as provided in this Section 6, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6. Enforcement. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

7. Legal Expenses. The Corporation or the Bank will pay to the Consultant all reasonable legal fees and expenses when incurred by the Consultant in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he brings the action in good faith, and he prevails.

8. Amendment. This Agreement may be amended or modified at any time by a written instrument executed by the parties.

9. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

11. Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

12. Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	FIRST PRIORITY FINANCIAL CORP.

By:
Secretary

ATTEST:	FIRST PRIORITY BANK

By:
Secretary

WITNESS:	[CONSULTANT]

B-4